Exhibit 21.1

LIST OF SUBSIDIARIES OF

INNO HOLDINGS INC.

Subsidiaries	Jurisdiction
INNO Metal Studs Corp	Texas
Castor Building Tech LLC	Texas
INNO Research Institute LLC	Texas